GLAXOSMITHKLINE PLC SC 13D

Exhibit 2

Pandion Therapeutics Holdco LLC

Lock-Up Agreement

May 19, 2020

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

SVB Leerink LLC

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282-2198

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

c/o SVB Leerink LLC

One Federal Street, 37th Floor

Boston, MA 02110

Re: Pandion Therapeutics Holdco LLC - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned, currently an owner of membership interests in Pandion Therapeutics Holdco LLC, who will become an owner of equity interests in Pandion Therapeutics, Inc., as the successor entity thereto (together with Pandion Therapeutics Holdco LLC, the “Company”), understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with the Company, providing for a public offering (the “Public Offering”) of the common stock of the Company (the “Common Stock”) pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell shares of Common Stock, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 180 days after the date set forth on the final prospectus (the “Prospectus”) used to sell shares of Common Stock (the “Lock-Up Period”), the undersigned will not, and will not publicly disclose an intention to, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such shares of Common Stock would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Common Stock. If the undersigned is an officer or director of the issuer, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of the Undersigned’s Shares, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed or will agree in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares:

(i)	as a bona fide gift or gifts or to a charitable organization or educational institution for no value, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;
(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value;
(iii)	by will or other testamentary document or by intestacy, provided that any filing made under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall include a footnote noting the circumstances described in this clause;
(iv)	pursuant to a court order or settlement or other domestic order related to the distribution of assets in connection with the dissolution of a marriage or civil union, provided that any filing made under Section 16 of the Exchange Act shall include a footnote noting the circumstances described in this clause;
(v)	to general or limited partners, members, stockholders, other equity holders or trust beneficiaries of the undersigned or to any investment fund or other entity that controls or manages, or is under common control with, the undersigned, provided that any such transferee agrees to be bound in writing by the restrictions set forth herein;
(vi)	acquired in the Public Offering (other than any issuer-directed shares of Common Stock purchased in the Public Offering by an officer or director of the Company) or acquired in open market transactions after the completion of the Public Offering;

(vii)	prior to the first public filing of a prospectus for the Public Offering, provided that the transferee agrees to be bound in writing by the restrictions set forth herein;
(viii)	by surrender or forfeiture of shares of Common Stock or other securities of the Company to the Company to satisfy tax withholding obligations upon exercise or vesting or the exercise price upon a cashless net exercise, in each case, of share options, equity awards, warrants or other right to acquire shares of Common Stock, provided that any filing made under Section 16 of the Exchange Act shall include a footnote noting the circumstances described in this clause;
(ix)	pursuant to a bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change in Control, provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Undersigned’s Shares shall remain subject to the restrictions set forth herein;
(x)	pursuant to the transfer of membership interests in Pandion Therapeutics Holdco, LLC for equity interests in Pandion Therapeutics, Inc. in connection with the consummation of the Public Offering and disclosed in the Prospectus, it being understood that any such shares of Common Stock received by the undersigned upon such transfer shall be subject to the restrictions on transfer set forth in this Lock-Up Agreement;
(xi)	the conversion of outstanding preferred shares of the Company described in the Prospectus and outstanding as of the date of the Prospectus into shares of Common Stock as described in the Prospectus, provided that the shares of Common Stock received upon conversion shall be subject to the restrictions set forth herein; or
(xii)	with the prior written consent of the Representatives on behalf of the Underwriters

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin and “Change in Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, in each case occurring subsequent to the Public Offering, to a person or group of affiliated persons (other than an Underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

In addition, with respect to clauses (i), (ii), (v) and (vi) above, it shall be a condition to such transfer that no filing under Section 13 or Section 16 of the Exchange Act nor any other public filing or disclosure of such transfer by or on behalf of the undersigned shall be required or voluntarily made during the Lock-Up Period.

In addition, notwithstanding the foregoing, (1) if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement; provided, further that any such transfer shall not involve a disposition for value; provided, further that no filing under Section 16 of the Exchange Act reporting a reduction in beneficial ownership of Common Stock shall be required or shall be voluntarily made and (2) the restrictions on transfer and disposition of the Undersigned’s Shares during the Lock-Up Period shall not apply to the repurchase of the Undersigned’s Shares by the Company pursuant to any contractual arrangement in effect on the date of this agreement and disclosed in the Prospectus that provides for the repurchase of the undersigned’s Common Stock or in connection with the termination of the undersigned’s employment or other service with the Company.

In addition, the undersigned may enter into any plan designed to satisfy the requirements of Rule 10b5-1 (a “10b5-1 Plan”) under the Exchange Act (other than the entry into such a plan in such a manner as to allow the sale of shares of Common Stock, in each case, within the Lock-Up Period); provided, however that, no sale of shares of Common Stock may be made under such 10b5-1 Plan during the Lock-Up Period; provided further that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of the Undersigned’s Shares may be made under such plan during the Lock-Up Period.

The undersigned now has, and, except as contemplated by the terms hereof, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock; provided that the undersigned may make a demand under any registration rights agreement with the Company described in the Prospectus for, and exercise its rights under any such registration rights agreement with respect to, the registration of the Undersigned’s Shares after the expiration of the Lock-Up Period that does not require the filing of any registration statement or any public announcement or activity regarding such registration during the Lock-Up Period (and no such public announcement or activity shall be voluntarily made or taken by the undersigned during the Lock-Up Period). The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering and that the Company shall be deemed a third-party beneficiary hereto. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

The undersigned understands that, (i) if either the Representatives, on the one hand, or the Company, on the other hand, informs the other, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering, (ii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the securities to be sold thereunder, (iii) if the registration statement related to the Public Offering has been withdrawn prior to the execution of the Underwriting Agreement or (iv) the Underwriting Agreement is not executed on or before October 31, 2020, the undersigned shall be automatically released from all obligations under this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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Very truly yours,

S.R. One, Limited
Exact Name of Shareholder

/s/ Karen Narolewski Engel
Authorized Signature

Vice President
Title